Exhibit 10.1

Summary of Modifications of the Cash Component of WebEx Communications Inc.’s Non-Employee Director Compensation

On February 7, 2006, the Board of Directors of WebEx Communications, Inc. (the “Company” or “WebEx”) modified the cash component of the Company’s non-employee director compensation, effective as of January 1, 2006.

The cash compensation to non-employee directors for service on the Board is not set forth in a written agreement. The modifications of the cash compensation portion of Company non-employee director compensation are as follows: (i) the board meeting attendance fee, payable to a director for each board meeting attended, is being reduced from two thousand five hundred dollars ($2,500) to one thousand two hundred and fifty dollars ($1,250); (ii); the annual retainer fee is being increased from ten thousand dollars ($10,000) to twenty thousand dollars ($20,000), payable in four equal quarterly installments and (iii) the chairman of the Board’s audit committee shall receive an annual retainer fee of ten thousand dollars ($10,000), to be paid in four equal quarterly installments.

The Board also modified the annual retainer fee paid for service in the role as the Company’s Lead Director. The Lead Director is the non-employee director designated by the Board to serve as the principal liaison between the Company and the other non-employee directors, to preside at executive sessions of the non-employee directors, to coordinate the activities of the non-employee directors, to work with the Board chairman and his designees to facilitate information flow to the entire Board, and to set meeting agendas. The Lead Director annual retainer fee is being increased from five thousand dollars ($5,000) to twelve thousand dollars ($12,000), to be paid in four equal quarterly installments.

The Board modified the non-employee director compensation plan to state that board attendance was an essential responsibility of board membership and eliminated a provision which would cause retainer fees to be forfeited for failing to attend meetings in the previous year.